Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES EXTENSION OF MIKE DANIELS’ LEADERSHIP THROUGH 2030

Green Bay, Wisconsin, September 8, 2025 - The Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) Board is excited to announce that Chairman, President and Chief Executive Officer (“CEO”) Mike Daniels has agreed to extend his planned leadership through the end of 2030.

In 2000, Mr. Daniels and business partner Bob Atwell founded Nicolet with one of the largest capital raises of a de novo bank in Wisconsin history. Nicolet has since grown to approximately $9 billion in assets and is near the top of its peers in financial performance. Daniels has led every functional area of Nicolet during his career. He became President and CEO of Nicolet Bank in 2016 and President and CEO of Nicolet Bankshares in 2021. He added the responsibilities of Chairman in 2024.

While Nicolet has an outstanding leadership team with internal succession capability, the Board recognizes that Mr. Daniels is a unique talent with earned and developed internal and external credibility. Combining this talent with the value of having an entrepreneurial co-founder leading the organization will allow Nicolet to best capitalize on near-term opportunities, while continuing to grow and create shared success for its customers, employees, and shareholders, positioning Nicolet for the next 30 years of its future.

In connection with the extension of Mr. Daniels’ employment, on September 8, 2025, the Compensation Committee recommended, and the Board approved, an equity award to Mr. Daniels of up to 90,000 shares of Nicolet common stock (grant date value of $12 million with a five year vesting period). The equity award consists of 30,000 restricted shares that cliff vest upon 5 years of continued service through December 31, 2030, and up to 60,000 restricted stock units that will vest upon the satisfaction of certain performance-based metrics over a 5-year performance period commencing January 1, 2026, as described in the award. Up to 30,000 restricted stock units will vest based on achievement of above average peer bank Return on Average Assets percentiles over the performance period, and up to 30,000 restricted stock units will vest based on achievement of cumulative earnings per share (“EPS”) targets over the performance period.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

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